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                                                                     EXHIBIT 2.6







                                   10-13-2004


                LEASE AND PURCHASE OF RAIL IMPROVEMENTS AGREEMENT

                                     BETWEEN

                          CSX TRANSPORTATION, INC. AND
                      INDIANA & OHIO CENTRAL RAILROAD, INC.

                                    COVERING
              LAND FROM APPROXIMATELY MILEPOST BB 7.5 TO BR 114.55
                         (A/K/A THE MIDLAND SUBDIVISION)

                     --------------------------------------





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                LEASE AND PURCHASE OF RAIL IMPROVEMENTS AGREEMENT

                  THIS LEASE AND PURCHASE OF RAIL IMPROVEMENTS AGREEMENT ("Lease") is made this 13th day of October, 2004, by and between CSX TRANSPORTATION, INC., a Virginia corporation, along with its subsidiaries and affiliates having an interest in the subject of this Lease(collectively, "Lessor") and INDIANA & OHIO CENTRAL RAILROAD, INC., a Delaware corporation, ("Lessee").
                  WITNESSETH:

                  WHEREAS, Lessor is the owner of, or has an interest in, the railroad right-of-way corridor and adjacent lands upon which railroad operations are conducted, extending from Milepost BB 7.5 at or near CINCINNATI, OHIO, to milepost BR 114.55 at or near COLUMBUS, OHIO, all as more particularly described in Exhibit A, and in the Buildings as described below (collectively the "Land"); and
                  WHEREAS, Lessee desires to lease the Land from Lessor, in accordance with the terms and conditions stated in this Lease, in order to provide rail service to current and future customers located on or adjacent to the Land and to provide common carrier rail services; and

                  WHEREAS, Lessor is also the owner of the tracks, rails, ties, ballast, other track materials, switches, crossings, bridges, trestles, culverts, crossing warning devices, signals and certain other improvements or fixtures, affixed to the Land (collectively, the "Track"); and

                  WHEREAS, it is Lessor's desire to sell and Lessee's desire to acquire the Track on the terms more fully described in Exhibit B "Bill of Sale";
                  WHEREAS, Lessor desires to retain certain trackage rights over the Track, which will be used only to interchange unit grain trains between Lessor and Lessee; and

                  WHEREAS, it is Lessor's goal in entering into this Lease and selling the Track to reduce its capital needs, to rationalize its rail system, and to restructure its business.

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                  NOW, THEREFORE, in consideration of the premises, the mutual covenants, and the other good and valuable consideration set forth herein, Lessor and Lessee agree as follows:

        1. PROPERTY COVERED.

                  (a) Lessor hereby leases to Lessee, effective on the Commencement Date as defined in Section 7 hereto, on an exclusive basis, subject to the rights retained by Lessor herein, the Land in (except to the extent provided otherwise in this Lease) "AS IS, WHERE IS" CONDITION AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF TITLE, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, except Lessor represents and warrants Lessor's legal right and authority to lease a continuous and contiguous right of way corridor to Lessee suitable for conducting railroad operations, and Lessor will protect and defend the continuity and contiguity of that right of way except to the extent the same may be affected by the acts or omissions of Lessee, its agents or invitees.

                  Lessee acknowledges that it has inspected the Land and accepts it in its current condition as appropriate for all purposes, including Lessee's intended use. Lessee leases the Land subject to all existing easements and other impediments to the title of Lessor, whether or not this Lease provides actual notice thereof.

        2. RIGHT TO POSSESSION AND USE.

                  (a) On the Commencement Date, Lessor will deliver to Lessee possession of the Land for the conduct by Lessee of rail operations and for no other purpose except to the extent otherwise expressly provided in this Lease; provided, however, that Lessor will have three (3) months after said Commencement Date in which to remove, at its sole expense and without interference with Lessee's operations, equipment, locomotives, other rolling stock and inventories of Lessor located on, but not affixed to, the Land as of the Commencement Date, which equipment, locomotives and other rolling stock are more particularly described on Exhibit C.

                  (b) Subject to the provisions in Section 26, Lessee may not grant trackage rights, haulage rights or any other rail operational rights over the Land and Track to any other carrier or third party without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.


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                  (c) Except as otherwise provided herein, and subject to the limitations, terms, and conditions set forth in this Lease, during the term of this Lease, Lessee shall have the exclusive right to conduct rail freight operations on the Land and Lessor shall not grant to any third party any rights whatsoever to conduct rail freight operations on the Land.

        3. TERM.

                  (a) Unless otherwise terminated pursuant to Section 32, this Lease shall be for a term of TWENTY-FIVE (25) YEARS from the Commencement Date ("Term".) Lessor shall, at the request of Lessee made no more than six (6) months prior to expiration of the Term, meet with Lessee to discuss the possibility and terms of an extension or renewal of this Lease; provided however, that either may terminate the discussions at any time it chooses to do so and neither party hereto shall, as a result thereof or otherwise, be obligated to extend or renew this Lease unless and until the parties have agreed to and executed final documents to that effect.


        4. LEASE PAYMENTS.

                  (a) ANNUAL RENT. The annual rent shall consist of:

                      (i) TWO HUNDRED AND FIFTY THOUSAND and 00/100 ($250,000.00) cash, payable, in advance, in annual installments to be received by Lessor on or before the Commencement Date of this Lease and each anniversary date (the "Annual Rent"). If any amount due pursuant to the terms of this Lease is not paid by the due date, it will be subject to Lessor's standard late charge and will also accrue interest at nine percent (9%) per annum, unless limited by local law, and then at the highest rate so permitted.

                      (ii) The annual rent due shall be reduced by $45,000 as long as the retained trackage rights reserved in
                              Section 25(a)(vii) are used to interchange unit grain trains at Haynes siding (the "Annual Rent Adjustment").

                      (iii) The net rental amount (Annual Rent less the Annual Rent Adjustment) shall be adjusted on an annual basis, by the same percentage of increase reflected in the "Rail Cost Adjustment Factor - Unadjusted for Productivity" compiled by the Surface Transportation Board ("RCAF-U"). In no


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                              event, however, shall the adjusted rental be less
                              than the previous year's rental.

                                    The rental shall be increased in accordance
                              with the following:

                                 Current Price Index*
                                 --------------------  X Rental = Adjusted Base
                                 Base Price Index**                    Rental

                  * Effective RCAF-U in the fourth month prior to the anniversary date of the Lease

                  ** Effective RCAF-U at the time of the effective date of the
                     Lease

                              Should the RCAF-U index be re-based, the re-based series will be used to calculate the annual adjustments. If the RCAF-U is discontinued, the parties will negotiate in good faith to agree upon a substitute provision. If no agreement is reached within thirty (30) days after negotiations start, Lessor or the Lessee may elect either (1) to seek arbitration of a substitute index that most closely reflects the factors considered by RCAF-U or (2) to substitute for the RCAF-U the Producer Price Index (Finished Goods) published by the U.S. Department of Labor.

                  (b) Failure of Lessee to receive any bill for periodic rent, or receipt of a bill showing an incorrect rent, shall neither override the Lease terms nor excuse or release Lessee from liability or responsibility for the correct rent. Limitation on collection for any erroneous billings or payments shall be three (3) years from the issuance of the erroneous bill or payment of the Lease. In the event that the Lessor is required to employ an attorney to collect the rent, Lessee agrees to reimburse the cost of the attorney employed to collect the rent upon receipt of a statement from Lessor. If any amount due to Lessor pursuant to the terms of this Lease is not paid by the due date, it will be subject to Lessor's standard late charge and will also accrue interest at nine percent (9%) per annum, unless limited by local law, and then at the highest rate so permitted.

                  (c) The rent stated in this Section shall be due irrespective of the Lessee's abandonment or cessation of use of any portion of the Land, unless the Lease is terminated hereunder subject to, provisions of Section 28(c).

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        5. BUILDING MAINTENANCE.

                  (a) Lessee shall be solely responsible for and shall bear all the risk, cost and expense of use and maintenance of the yard office building in Washington Court House, Ohio, and the maintenance-of-way buildings in Blanchester, East Norwood and Mt. Sterling, Ohio, all of which are considered to be part of the Land (the "Buildings") using Lessee's own labor and/or contractor(s).

                  (b) During the Term of this Lease, Lessee shall maintain, keep and repair the Buildings in substantially the same condition as the same existed on the Commencement Date, and as may be required under any applicable federal, state or local law(s), ordinance(s) and regulation(s).

                  (c) Lessee shall not be responsible for and shall bear no cost and expense of the maintenance of any portion of the Buildings or for any fixtures, structures or appurtenances placed thereon by Lessor or any third parties pursuant to any exceptions, reservations, rights and/or privileges under this Lease. Should Lessee fail to maintain the Buildings in accordance with the standards of this Section, Lessor shall have the right, but not the obligation, and only after thirty (30) days' written notice and failure by Lessee to initiate repairs, to make the repairs necessary to bring the Buildings into conformance with the requirements of this Section, and Lessee shall reimburse Lessor for the reasonable cost of making such repairs.

                  (d) Lessee acknowledges receipt of asbestos and/or lead-based paint surveys or similar environmental documentation ("Surveys") for the Buildings

        6. INSPECTION OF LAND.

                  Lessor (or its agent) shall have the right to inspect the Land including Buildings annually and at such other times as it reasonably deems necessary to monitor compliance with this Lease. Lessor shall have the right to enter the Land to conduct such inspections; however, Lessor will comply with any instructions of Lessee reasonably designed to insure the safety of the personnel and property of Lessee and Lessor. At Lessee's option, a Lessee representative shall accompany Lessor (or its agent) during the inspection, PROVIDED HOWEVER, that the Lessee representative does so at his or her own risk. Lessor will provide Lessee five (5) days advance notice before entering the Land to conduct an inspection.


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        7. COMMENCEMENT DATE AND STB REVIEW.

                  (a) Lessee shall file with the Surface Transportation Board ("STB") and any other governmental authority with jurisdiction over the railroad operations conducted upon the Land, any and all applications, petitions, notices, and/or secure any and all approvals or exemptions from the STB and other such governmental authorities, that may be required for the lease of the Land and Lessee's rail operations on the Land. Lessee shall be responsible for any and all filing fees and other costs and expenses with respect to the aforesaid filings and approvals.

                  (b) Lessee's lease of the Land shall commence on the later of October 16, 2004, or the effective date of any decision or notice of exemption or approval published by the STB authorizing the consummation hereof (the "Commencement Date"). Such exemption shall be obtained by Lessee from the STB from the requirements of 49 U.S.C. ss. 10902. Lessee agrees to comply with the requirements of 49 C.F.R. ss. 1150.41 to 1150.44 in obtaining this exemption. As of the Commencement Date, Lessee and Lessor shall have jointly determined that they have complied with all the conditions precedent set forth in the Transaction Agreement, incorporated by reference and all STB conditions imposed on this transaction, if any, so as to be authorized by law to commence the Lease. Lessor shall have also delivered the Bill of Sale and possession and use of the Track described therein.

        8. LABOR.

                  (a) In the event the STB approves or exempts the lease of, and rail operations on, the Land under 49 U.S.C. ss. 10902, Lessee is responsible for compliance with the employee protective conditions imposed or required by the STB pursuant to that Section. Lessee is also responsible for compliance with the requirements in 49 C.F.R. ss. 1150.42(E).

                  (b) Lessee and Lessor are responsible for their own employee protection costs. Lessee shall be solely responsible for any protective conditions or benefits imposed by any judicial, regulatory or governmental body, for the benefit of Lessee's employees or the employees of any subsidiary or affiliate of Lessee, or are otherwise required to be paid to such employees under Lessee's collective bargaining or other agreements, howsoever arising, including as a consequence of the approval of this Lease, the exercise or performance by Lessor or Lessee of any rights or obligations hereunder, the termination of this Lease, or Lessee's abandonment or discontinuance of


                                  Page 7 of 34
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operations conducted upon the Land. Lessee hereby agrees to indemnify and hold
Lessor harmless from and against any and all liability, claims, costs (including attorneys' fees), damages and expenses arising in any manner out of its failure to comply with such protective conditions, benefits or agreements.

        9. RESERVED

        10. COMPLIANCE WITH LAWS.

                  Lessee shall comply with all applicable Federal, State and local laws, ordinances and regulations in its use of and operations conducted upon the Land, Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all liability, claims, costs (including attorney's fees), damages and expenses arising in any manner out of its failure to comply with such laws, ordinances, or regulations.

        11. PUBLIC FUNDS

                  If Lessee desires to seek public funding that could result in a lien, encumbrance or any other obligation with respect to Lessor's interest in the Land other than Lessee's leasehold interest pursuant to this Lease, Lessee shall first give Lessor notice of its intent to seek such public funding and obtain Lessor's prior written approval, which may be withheld in Lessor's sole and absolute discretion.

        12. RESERVED

        13. AUTHORITY TO LEASE

                  As of the Commencement Date, Lessee and Lessor will have the necessary corporate authority and approval to enter this Lease. Lessee represents and warrants that: (a) it has secured all requisite corporate and governmental authority to enter into this Lease and conduct operations upon the Track and Land; and (b) it has secured all requisite governmental authority to conduct common carrier railroad freight operations upon the Track and Land.

        14. ENVIRONMENTAL.

                  (a) Beginning on the Commencement Date, and throughout the Term, Lessee shall:

                           (1) operate upon and maintain the Land in compliance
                  in all material respects with any applicable Environmental Law and be responsible for making any notification or report concerning the Land or operating thereon required to be made by any applicable Environmental Law;



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                           (2) maintain in full force and effect all permits or
                  approvals required by any applicable Environmental Law for operations of the Land;

                           (3) expeditiously cure at its own expense to the
                  reasonable satisfaction of Lessor any material violation of applicable Environmental Laws at the Land to the extent such violation is attributable to events or conditions which arose on or after the Commencement Date;

                           (4) not create or operate upon the Land any (i)
                  nuisance, (ii) landfill or dump, or (iii) hazardous waste management facility or solid waste disposal facility as defined by Environmental Law;

                           (5) not manufacture, use, generate, transport, treat,
                  store, Release, dispose, or handle any hazardous substance upon the Land except in the ordinary course of its business;

                           (6) within ten (10) business days notify Lessor in
                  writing of and provide reasonably requested documents upon learning of any of the following which arise in connection with the Land: any liability for response or corrective action, natural resource damage, or other harm pursuant to CERCLA, RCRA, or any comparable state law; any Environmental Claim; any violation of an Environmental Law or Release, threatened Release, or disposal of a hazardous substance; any restriction on the ownership, occupancy, use, or transferability arising pursuant to any (i) Release, threatened Release, or disposal of a hazardous substance or
                  (ii) Environmental Law; or any environmental, natural resource, health, or safety condition which could materially impair the condition of the Land;

                           (7) conduct expeditiously at its expense to the
                  reasonable satisfaction of Lessor and in accordance with any applicable Environmental Law response action necessary to remove, remediate, clean up, or abate any significant Release, on or after the Commencement Date; upon the written request of Lessor, timely provide at Lessee's expense a report of an environmental assessment of reasonable scope, form, and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably approved by Lessor as to
                  (1) any matter to the extent such matter arises during the


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                  Lease term and for which notice is provided pursuant to the above requirements; and (2) the general environmental condition of the Land within three hundred and sixty-five
                  (365) days of the termination date. If such a requested environmental report is not delivered within seventy-five (75) days after receipt of Lessor's request, then Lessor may arrange for same. The reasonable cost of any assessment arranged for by Lessor pursuant to this provision shall be payable by Lessee on demand;

                           (8) allow Lessor or its representatives from time to
                  time at Lessor's reasonable discretion and expense to inspect the Land and conduct an environmental audit or assessment (including invasive soil or groundwater sampling), including, without limitation, to facilitate any other sale or lease of the Land;

                           (9) remove from the Land at Lessee's expense by the
                  termination date any hazardous substances or equipment to manufacture, generate, transport, treat, store, Release, dispose or handle any hazardous substance used by Lessee or in the course of Lessee's business; and

                           (10) provide Lessor financial assurances adequate to
                  secure the eventual satisfaction of any of Lessee's obligations pursuant to this section which have not been satisfied as of the termination date.

                  (b) Lessee shall take reasonable precautions against, or notify Lessor of, any Release of a Hazardous Substance upon adjacent lands where Lessee has actual knowledge that the Release presents a foreseeable risk of migration onto the Land.

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                  (c) Lessee shall be responsible to Lessor and shall defend, indemnify and hold harmless Lessor, and its parent corporations, subsidiaries and affiliates, and all of its and their directors, officers, agents or employees, from and against any Environmental Claims which at any time or from time to time may be claimed, suffered or incurred in connection with Environmental Contamination occurring after the Commencement Date, violation after the Commencement Date of any Environmental Law, or the breach of any provision of subsection (a) or (b) of this Section 14. This obligation to indemnify Lessor shall survive the term of this Lease.

                  (d) Lessor shall be responsible to Lessee and shall defend, indemnify and hold harmless Lessee, and its parent corporation, subsidiaries and affiliates, and all of its and their directors and officers, agents or employees from and against any costs which at any time or from time to time may be claimed, suffered or incurred in connection with Environmental Contamination existing as of the Commencement Date, any Environmental Claim arising from conditions that existed or activities that were conducted on or before the Commencement Date, the violation before the commencement date of any requirement of Environmental Law. The obligation to indemnify Lessee shall survive the terms of this Lease.

                  (e) As to the provisions of this Section 14 only, Lessee and Lessor waive any statute of limitations defense, provided, however, that if one party gives the other party written notice of Environmental Contamination of the Land, the waiver of the statute of limitations shall cease, but only as to the Environmental Contamination which is the subject of the written notice, and as to such contamination, the parties shall then be subject from the date of receipt of such written notice to the times then provided in the then-applicable statute of limitations. The waiver of statute of limitations for any matter not covered in said written notice shall continue.



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                  (f) For purposes of this Section,

                      (i) "Costs" means all liabilities, losses, costs, damages, punitive damages, Natural Resource damages, expenses, claims, diminution in value, attorneys' fees, experts' fees, consultants' fees, penalties, fines, obligations, judgments and disbursements, as well as expenses of Remediation and any other remedial, removal, response, abatement, cleanup, legal, investigative, monitoring, or record keeping costs and all expenses related thereto, whether incurred voluntarily or mandated by Requirements of Environmental Law.

                      (ii) "Disposal" (or "disposed") shall have the meaning specified in RCRA.

                      (iii) "Environmental Claim" means any claim; loss; demand; action; cause of action; suit or other legal proceeding which seeks to impose or leads to the imposition of any Cost; damage assessment; punitive damage assessment; fine, penalty, expense, liability, criminal liability, judgment, governmental or private investigation relating to Remediation or compliance with Requirements of Environmental Laws; proceeding; lien; personal injury, Natural Resource damage or Land damage, whether threatened, sought, brought or imposed, that is related to or that in any way seeks to impose liability regarding the Land or operations conducted at the Land, including, but not limited to, matters concerning (i) improper use of wetlands or other protected land or wildlife; (ii) noise; (iii) pollution, contamination, damage,


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                              impairment, preservation, protection, Remediation
                              or clean-up (on-site or off-site) of air, surface water, ground water, sediments, soil, wetlands or other Natural Resources; (iv) generation, handling, discharge, Release, threatened Release, treatment, storage, disposal or transportation of solid, gaseous or liquid waste; (v) exposure, injury to, death of or threat to the health or safety of any person or persons or damage to Land caused directly or indirectly by Hazardous Substances; (vi) the manufacture, processing, distribution in commerce, use, treatment, storage, disposal or Remediation of Hazardous Substances;
                              (vii) destruction caused directly or indirectly by Hazardous Substances or the release of any Hazardous Substance on any Land (whether real or personal); (viii) the implementation of spill prevention plans relating to Hazardous Substances;
                              (ix) community right-to-know and other disclosure laws; (x) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law; or (xi) failure to hold, maintain or comply with any Environmental Permit. The term "Environmental Claim" also includes any Costs incurred in responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Requirements of Environmental Law, or upon any event, occurrence or condition as a consequence of which, pursuant to any Requirements of Environmental Law,
                              (y) any owner, operator or person having any interest in the Land, including, without limitation, any mortgagee of the Land or the beneficiary of any deed of trust of the Land, shall be liable with respect to any Environmental Claim or otherwise suffer any loss or disability or (z) the Land shall be subject to any restriction on use, ownership or transferability. An "Environmental Claim" further includes a proceeding to issue, modify, revoke or terminate an Environmental Permit.

                      (iv) "Environmental Contamination" means any land, sediment, surface water, ground water, structure or location that has been contaminated or


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                              adversely affected by Hazardous Substances.

                      (v) "Environmental Laws" or "Requirements of Environmental Laws" means any and all laws, rules, permits, regulations, ordinances, judgments, or orders now or hereafter in effect of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decision relating thereto that could give rise to or form the basis for any Environmental Claim.

                      (vi) "Environmental Matters" means any matter, dispute, proceeding or obligation of any nature falling within the scope of this Section 14.

                      (vii) "Environmental Permits" means any permit, license, registration, waste identification number, approval or other authorization relating to business activities or operations on the Land required by any Environmental Law.

                      (viii) "Governmental Authority" means any federal, state or local government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state or local court or tribunal.

                      (ix) "Hazardous Substances" means (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "contaminant," "hazardous materials" or "toxic substances," under any Environmental Law, (ii) those substances listed in 49 C.F.R. 172.101 and in 40 C.F.R. Part 302; (iii)
                              any material, waste or substance which is (A) petroleum, oil or a fraction thereof, (B) asbestos


                                 Page 14 of 34
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                              or asbestos containing material, (C)
                              polychlorinated biphenyls, (D) formaldehyde, (E) designated as a "hazardous substance" pursuant to 33 U.S.C.ss.321 or listed pursuant to 33 U.S.C.ss.317, (F) explosives, (G) radioactive materials (including naturally occurring radioactive materials), (H) chemicals used to treat or coat wood or wood that has been so treated or coated, or (I) Solid Wastes; (iv) radon gas in an ambient air concentration exceeding four picocuries per liter (4 pCi/1); (v) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any federal, state or local law or regulation.

                      (x) "Natural Resources" shall have the meaning specified in CERCLA.

                      (xi) "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901, et. seq.

                      (xii) "Release" (or "released") shall have the meaning specified in CERCLA.

                      (xiii) "Remediation" means a type of action required by a Governmental Authority or necessary to ensure compliance with the Requirements of Environmental Law, including by way of example (i) the removal and disposal or containment (if containment is practical under the circumstances and is permissible within Requirements of Environmental
                              Law) or monitoring of any and all Hazardous
                              Substances at the Land; (ii) the taking of reasonably necessary precautions to protect against the Release or threatened Release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at the Land or any public domain affected by the Land or any surrounding areas thereof; (iii) any action necessary to mitigate damage to wetlands, pinelands or other protected land or reclaim the


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                              same or to protect and preserve wildlife species;
                              (iv) any action necessary to meet the requirements of an Environmental Permit; (v) any action required to satisfy Requirements of Environmental Law; and (vi) any action required to redress or restore damages to or achieve restoration of Natural Resources as a result of Releases from the Land.

                      (xiv) "Solid Waste" shall have the meaning ascribed to it in RCRA.

        15. ASSIGNMENT AND SUBLEASE/SUBLICENSE.

                  (a) ASSIGNMENT. This Lease may not be assigned, or in any manner transferred, nor shall the Land be sublet by Lessee, other than to a subsidiary of Lessee, without the advance written consent of Lessor, signed by an authorized officer, which consent shall not be unreasonably withheld, except that if the assignment or sublet involves a Class I railroad or an affiliate thereof, in which case the Lessor may withhold consent in its sole discretion. No such consent shall be required in the event of a merger with or the sale of the stock shares of Lessee, or of Lessee's parent company, RailAmerica, Inc., to a third party unless such third party is a Class I Railroad (and in such event, the first sentence of this Section 15(a) shall control). In addition to other conditions as may be placed on any such assignment, transfer or sublease, as a condition to obtaining Lessor's consent for assignment, Lessee will provide written notice to Lessor of its desire to assign this Lease, together with an agreement, in form and substance acceptable to Lessor, signed by the intended assignee and agreeing that the intended assignee will be bound by all provisions of this Lease.

                  (b) TRACK LEASES, PUBLIC/PRIVATE ROAD/PEDESTRIAN CROSSINGS, AND PRIVATE SIDETRACKS. Lessee shall hereby be solely responsible for the approval and preparation of new track lease agreements with customers, public/private road/pedestrian crossing agreements, and private sidetrack agreements on the Land, whether overhead, underpass or at grade. Lessee hereby has the right with respect to the foregoing agreements to sublease any portion of Lessor's property covered by this Lease for railroad operations only (including track lease agreements and sidetrack agreements) and for no other purpose. Any new agreement prepared for the purposes stated in this Section, shall be prepared in the form of a sublease/sublicense subject to the terms of this Lease and a copy of each executed agreement shall be promptly forwarded to

Lessor. In relation to the purposes stated in this Section, Lessee shall not allow the placement of any permanent structures on Lessor's property, and shall not grant any type of access/occupancy to Lessor's property that would extend beyond the termination of this Lease. Lessee hereby acknowledges that any new track lease agreements, public/private road/pedestrian crossing agreements, and private sidetrack agreements, as well as the existing assigned agreements listed in Exhibit D, are not considered Reserved Rights, as described in Section 25 of this Lease, by Lessor, and shall be subject to Section 36 of this Lease.

                  (c) POOLS. Notwithstanding any provision hereof, Lessee may enter into contracts for the joint use of equipment and pooling.

                  (d) ASSIGNMENT OF LESSOR'S CONTRACTS. Associated with this Lease, Lessor shall assign certain agreements to Lessee pursuant to the terms and conditions of and as listed in Exhibit D.

        16. SOLE BENEFIT.

                  This Lease is intended for the sole benefit of the parties hereto. Nothing in this Lease is intended or may be construed to give any person, firm, corporation, or other entity, other than the parties hereto and their respective officers, agents, employees, parent corporation, subsidiaries, affiliates, successors, and permitted assigns, any right or benefit pursuant to any provision or term of this Lease, and all provisions and terms of this Lease are and will be for the sole and exclusive benefit of the parties to this Lease.

        17. WAIVER.

                  Any waiver at any time by one party of a breach hereof by the other party will extend only to the particular breach so waived and will not impair or affect the existence of any provision, condition, obligation, or requirement of this Lease or the right of either party hereto thereafter to avail itself of any rights under this Lease with respect to a subsequent breach. No provision of this Lease shall be waived by any act or knowledge of the parties hereto, but only by a written instrument signed by the party waiving a right hereunder.

        18. AMENDMENT.

                  No provision of this Lease shall be modified without the written concurrence of the parties hereto. This Lease includes attachments and exhibits appended hereto and represents the entire understanding of the parties hereto, and to that extent supersedes any prior understandings, written or oral.

        19. NOTICES.

                  All notices required to be given under this Lease shall be in writing, signed by or on behalf of the party giving the same, and transmitted to the addresses shown on Exhibit E or such successor addresses as that party may specify by notice hereunder. Such notices shall be transmitted by United States registered or certified mail return receipt requested or by facsimile, with confirmed receipt, addressed to the officers and addresses shown on Exhibit E. All notices shall be effective on the day following confirmed receipt of the letter or facsimile.

        20. HEADINGS.

                  The headings of the Sections of this Lease are inserted for convenience only and are not intended to govern, limit or aid in the construction of any term or provision of this Lease.

        21. TAXES.

                  (a) Lessee shall be responsible for and pay all sales and use taxes, transfer taxes, and property taxes relating to the transfer of the Track, to the rentals paid under this Lease, or to the conveyance of the property contemplated hereunder as set forth in Exhibit B. Lessee shall also be responsible for and pay and indemnify Lessor with respect to gross receipts taxes, licenses, taxes, ad valorem taxes, levies and assessments, including property taxes, relating to the Land (except for portions of the Land leased by Lessor to other tenants) and Track, after the Commencement Date. Lessor shall remain responsible for and pay and indemnify Lessee with respect to gross receipts, licenses, taxes, ad valorem taxes, levies and assessments, including property taxes, relating to the Land prior to the Commencement Date..

                  (b) All taxes in the nature of ad valorem or property taxes relating to the Land and Track will be prorated for the first year of the Lease as of the Commencement Date and paid by Lessee thereafter; provided, however, that if this Lease is terminated for reasons other than breach of its term by Lessee, the foregoing items shall be prorated for the final year of this Lease as of the date of termination .

                  (c) Lessee shall have the right to contest any tax in good faith, subject to the requirements of this Section 21.

                  (d) Upon request, Lessee will present to Lessor for inspection the documentation (or photocopies thereof) showing the payment of any of such licenses, taxes, levies, and assessments. Promptly upon receipt of an itemized statement, Lessee will reimburse Lessor for any such licenses, taxes, levies, or assessments paid by Lessor, and upon request by Lessee, Lessor will present to Lessee for inspection the documentation (or photocopies thereof) showing the payment thereof.

                  (e) The parties shall, in good faith, cooperate, work together, and sign documentation to support qualifying the Track sale, evidenced by the Bill of Sale, for exemption from State of Ohio sales taxes pursuant to either the isolated or casual sale exemption or the public utility purposes exemption.

        22. ALLOCATION OF INCOME AND EXPENSES.

                  (a) The lease of the Land is an absolute net lease; and, except as otherwise expressly provided in this Lease, Lessee shall have and hereby assumes all duties and obligations with relation to the repair, maintenance, existence and operation of the Land and all other improvements or fixtures now or hereafter located by Lessee on or within the Land during the Term of this Lease, irrespective of law or custom.

                  (b) Except as otherwise expressly provided in this Lease, Lessee shall reimburse and defend, indemnify and hold Lessor harmless for/from any expense, cost, liability or obligation whatsoever which arises solely out of the use of the Land and any other improvements or fixtures hereafter located by Lessee on or within the Land during the Term of this Lease.

        23. UTILITIES.

                  Lessee shall initiate, contract for and obtain in its sole name all utility services required for its use of or operations conducted upon the Land, including gas, electricity, telephone, water and sewer connections and services. Lessor shall cooperate in transferring utility services to Lessee, to the extent required. Lessee shall pay all charges for such services as they become due, and shall defend, indemnify and hold Lessor (and the Land) harmless from costs of such services.

        24. LIENS.

                  (a) Lessee expressly agrees that it will not allow any lien on or encumbrance against Lessor's interest in the Land other than Lessee's leasehold interest pursuant to this Lease, or any portion thereof, without first obtaining Lessor's express written consent, which may be withheld in Lessor's sole and absolute discretion. Lessee shall have the right to encumber the leasehold interest created hereby in favor of Lessee's global credit facility or for purposes of securing the financing necessary to consummate the transaction contemplated hereunder

                  (b) Lessee will pay, satisfy, and discharge all claims or liens for material and labor or either of them used, contracted for, or employed by Lessee during the term of this Lease in the construction, repair, maintenance, or removal of any improvements located upon or within the Land and any improvements located thereon, whether said improvements are the property of Lessor or of Lessee. Lessee will defend, indemnify and save harmless Lessor from all such claims, liens, or demands whatsoever. In the event the Lease is terminated or expires, Lessee shall return the Land to Lessor free and clear of any such liens, claims and demands. Notwithstanding the foregoing, in the event that Lessee participates in any federal or state funding programs after receiving the written consent of Lessor for such participation, Lessor shall comply with all obligations to which it is subject under any such federal or state funding programs.

                  (c) Lessor shall defend Lessee's quiet enjoyment of the Land.

        25. RESERVED PROPERTY RIGHTS.

                  (a) Lessor reserves unto itself, its affiliates, subsidiaries, parents, successors and/or assigns, the following property rights hereinafter collectively referred to as the "Reserved Rights"

                      (i) Certain existing agreements, leases, licenses or occupations with third parties, including any affiliates of Lessor, whether or not recorded, except those assigned to Lessee pursuant to
                              Section 15(d) and Exhibit D hereof;

                      (ii) Except as otherwise provided in Section 15(b) hereof, the exclusive right to prepare and enter into future agreements, leases, licenses or occupations with third parties;

                      (iii) The right, by any commercially reasonable means, to install, construct, operate, maintain, repair, renew, replace, and remove utility systems and their associated and appurtenant equipment and facilities as well as the right to attach the utility systems and related facilities to existing bridges and to install them in existing tunnels; and the right of ingress and egress for access purposes;

                      (iv) The right, by any commercially reasonable means, to install, construct, operate, maintain, repair, renew, replace, and remove commercial poster panels and towers and their associated and appurtenant equipment and facilities as well as the right to attach the commercial poster panels and towers and related facilities to existing bridges and to install them in existing tunnels; and the right of ingress and egress for access purposes;

                      (v) The right to amend this Lease at any time, subject to Sections 25 (d) and (e) below, to exclude from the Land any portion thereof located more than 25 feet from the track centerline and that does not materially interfere with Lessee's continuing railroad operations for the purpose of conveying such properties to third parties;

                      (vi) The right to convey all minerals, mineral rights and air rights in, on or under the Land; and

                      (vii) The right to operate certain of its unit grain trains over the Track under a reservation of trackage rights between milepost BR 114.55 and milepost 85.9 for the purposes and pursuant to the terms more fully set forth in Exhibit F hereto and under certain other separate agreements which may be entered into by the parties from time to time during the term hereof.

                  (b) Lessor shall retain any rentals, fees or other payments associated with the Reserved Rights, except as provided for in Section 15(b) or any rentals associated with agreements assigned to Lessee pursuant to Section 15(d) and Exhibit D.

                  (c) Lessee shall have the right and obligation to review any application by a third party, or by Lessor or Lessor's affiliates, to cross over or under the Land or to utilize any portion of the Land pursuant to this Section 25 that is located within 25-feet of the centerline of any existing operating track. Lessee shall have sixty (60) days from the date Lessee receives the application or proposal to review plans and any other related information, to evaluate the proposed use(s) contemplated in the application and advise Lessor if the application is approved or denied. In the event Lessor is contractually obligated to respond to an application or proposal by a third party in less than sixty (60) days, Lessor shall so notify Lessee and Lessee agrees to shorten its time to respond accordingly (but no less than 15 days). Lessee shall be entitled to charge and collect reasonable processing and engineering review fees as part of this process. If Lessee has not responded to the application within such sixty (60) day period (as it may be shortened in the manner noted above), after delivery of formal written notice (return receipt requested) to Lessee as per Exhibit E attached, Lessee shall be presumed to have approved the application and Lessor shall be free to enter into the appropriate agreement, lease, license or occupation. Lessee's approval of any application shall not be unreasonably withheld, conditioned or delayed.

                  (d) Lessor shall have the right to exclude from the Land pursuant to this Section 25 any portion of the Land that is 25-feet or more from the centerline of any existing operating track (25-feet from the centerline of the outside track in the event of double tracks or sidings) for the purpose of conveying, leasing or licensing, such properties to third parties (each a "Transfer"). Lessor shall provide written notice to Lessee of any such sale to a third party following closing. The notice shall include the name and address of Grantee and a map showing the Transfer area.

                  (e) Lessee shall have the right and obligation to review any request by Lessor, or Lessor's affiliates, to exclude from the Land any portion of the Land that is located within 25-feet of the centerline of any existing operating track for the purpose of making a Transfer. Lessee may review the proposed sale area and any other related information, including the proposed intended use, evaluating the proposed sale and determining if the proposal is approved or denied. Lessee shall have sixty (60) days from the date Lessee receives the application or proposal to review plans and any other related information, to evaluate the proposed use(s) contemplated in the application and advise Lessor if the application is approved or denied. In the event Lessor is contractually obligated to respond to an application or proposal by a third party in less than sixty (60) days, Lessor shall so notify Lessee and Lessee agrees to shorten its time to respond accordingly, (but no less than 15 days).

If Lessee has not responded to the application within such sixty (60) day period (as it may be shortened in the manner noted above), after delivery of formal written notice (return receipt requested) to Lessee as per Exhibit E attached, Lessee shall be presumed to have approved the application and Lessor shall be free to enter into the appropriate agreement, lease, license or occupation. Lessee's approval of any proposed sale shall not be unreasonably withheld, conditioned or delayed.

                   (f) Lessor's exercise of the Reserved Rights in this Section 25 shall not unreasonably interfere with Lessee's present or reasonably contemplated freight operations, and Lessor, its licensees and invitees shall be required to provide reasonable notice to Lessee before entering onto the Land for the purposes described in this Section 25, except that Lessor's entry onto the Land pursuant to the retained trackage rights shall be governed by the agreement in Exhibit F.

                  (g) The parties recognize that this Lease permits Lessor to retain the following existing agreements, leases, and licenses with rail customers pursuant to this Section 25 that generate rail revenues:

CONTRACT
NUMBER                CUSTOMER NAME                   DATE        MILEPOST
------                -------------                   ----        --------

BO L95674      PMC SPECIALTIES GROUP INC           03/10/1981     BB 7.54
BO L46053      ROYSTER CLARK AGRIBUSINESS INC      12/01/1963     BR 45.00
CSX 027361     ROYSTER CLARK AGRIBUSINESS INC      10/03/1994     BR 45.15

In an effort to satisfy Lessee's concerns that the rental under any of these agreements will not be unjustifiably increased and be the sole cause for driving away rail business, Lessor agrees that it shall not adjust any singular rental with any of the above referenced rail customers by more than three percent (3%) annually. Lessor shall not have any other obligation, liability or responsibility to Lesse with regard to said agreements, leases and licenses.

        26. PASSENGER RAIL USE

                  Lessee shall use the Land for freight rail transportation purposes only. However, Lessee may operate or authorize the operation of passenger excursion trains over the Land provided that each such train is (i) covered by railroad liability insurance in the amount of not less than $500 million, or (ii) covered by a lesser amount of general liability insurance specified by Lessor in its sole and absolute discretion. With respect to subsection (ii) above, if Lessor decides not to approve insurance coverage in an amount less than $500 million, such decision shall not constitute a breach of this Agreement, and such matter shall not be subject to arbitration. Lessor retains the right to authorize passenger, special, commuter and excursion trains over the tracks on the Land, with Lessee's reasonable consent and provided that the exercise of such rights by Lessor does not materially interfere with Lessee's continuing freight operations or the safety thereof, does not require Lessee to incur or expend any incremental costs, and does not substantially increase Lessee's risk (i.e. insurance and indemnity will be required for Lessee's benefit). The insurance required under this Section 26 shall be effected by valid and enforceable policies issued by insurer(s) of responsibility and authorized to do business in the state(s) in which the operations are to be conducted, all subject to the reasonable prior approval of Lessor. All such policies must, (i) include Lessor as named insureds, and (ii) provide for at least thirty (30) days notice to Lessor of any expiration, termination or change in the policies. Prior to commencement of any operations contemplated by this Section 26 and upon Lessor's request thereafter, Lessee will provide Lessor with certificates of insurance (and, as requested by Lessor, copies of the insurance policies) with respect to the insurance required hereunder, and evidence of payment of all due premiums for such insurance.

        27. EFFECT OF TERMINATION OR EXPIRATION OF LEASE.

                  (a) At least sixty (60) days prior to the expiration of this Lease, or promptly upon the earlier termination of this Lease, in whole or in part, Lessee shall submit all necessary applications, petitions and/or notices to the STB or any successor agency to effectuate a termination of this Lease as to the whole or affected portion and a discontinuance of its operations hereunder. Upon expiration of Lessee's lease of the Land or if Lessee's lease of the Land is terminated prior to expiration, Lessor shall have the option to enter onto the Land and assume Lessee's railroad operations. Upon obtaining any necessary regulatory authority or exemption, Lessee will forthwith vacate and surrender the Land, Track, and any improvements made thereon to Lessor. Lessee shall surrender the property in good order to Lessor. Should Lessor exercise its option to enter onto the Land and assume Lessee's railroad operations, Lessor shall have the right to repurchase the Track and any other improvements related to rail operations (the Track and improvements collectively referred to as the "Improvements"). The price for the Improvements to be paid by Lessor shall be the net liquidation value as calculated pursuant to 49 CFR ss. 1152.34 (c) (1)
(iii) at the time. Transfer of the Improvements to Lessor will be by a bill of sale in a format comparable to or similar to the bill of sale whereby Lessor transferred the Track to Lessee.

                  (b) In the event Lessor elects not to operate and repurchase the Track and improvements as described in Section 27 (a), Lessee shall remove said property within six (6) months of the STB or any successor agency's authority to abandon or discontinue service.

                  (c) If, subject to the right of Lessor to seek removal of Lessee from the Land by all applicable means, Lessee holds over or remains in possession of the Land after the expiration of this Lease, such holding over or continued possession will create a tenancy from month to month only, and monthly rental for such period will be payable as a pro-rated share of the rent set forth in Section 4 herein. Such monthly rental shall be due and payable on the first of each month.

        28. ABANDONMENT, DISCONTINUANCE OR OTHER REGULATORY ACTIVITIES.

                  (a) In the event Lessee desires to abandon its rail operations or to discontinue rail service on or over the Land, Lessee shall first file for necessary authorization from the STB or any successor agency to obtain abandonment authority.

                  (b) Prior to filing for STB authorization, Lessee shall give Lessor thirty (30) days' notice of its plan to seek such authorization.

                  (c) This Lease may be terminated as to any partial line segment by Lessee prior to the expiration of the Term if Lessee files to abandon rail service on such line segment(s) as provided by this Lease. In the event that Lessee terminates this Lease Agreement for less than all of the Land, the rental shall, if Lessor agrees to do so, be adjusted on a pro-rata mileage and annual basis.

                  (d) If Lessee discontinues its permitted use of the entirety of the Land, this Lease and all obligations hereunder which do not survive termination shall terminate. Lessee shall, thereafter, remove said Track within six (6) months of the STB or any successor agency's authority to abandon or discontinue service.

                  (e) Lessee acknowledges that as part of the abandonment process governed by the STB or any successor agency, a third party may make application to the STB or other successor agency to request that interim trail use/rail banking be imposed under the Trails Act. Lessee shall advise Lessor if such an application is made by a third party and shall cooperate with the STB or other successor agency and Lessor, if desired by Lessor, to issue a public use condition ("PUC") giving a public agency the exclusive right with the Lessor for the purchase of the Land or a notice of interim trail use ("NITU") permiting the Lessor and trail manager to negotiate for railbanking and use of the Land for a trail.

        29. EMINENT DOMAIN.

                  (a) During the Term of this Lease, if the whole or any part of the Land shall be taken, condemned, expropriated or seized by any governmental or lawful authority by the exercise of the right of eminent domain, for any public or quasi-public purpose, use or benefit, the following provisions shall be applicable:

                      (i) If such proceedings result in the taking of the whole or a material portion of the Land (i.e., that which materially interferes with Lessee's use of the Land for railroad purposes), Lessee shall have the right, upon written notice to Lessor, to terminate this Lease in its entirety as of the date title to the Land, or such material portion, vests in the condemning authority;

                      (ii) If such proceedings result in the taking of less than all or a nonmaterial part of the Land, then the Lease shall terminate only as to the part so taken, and this Lease shall continue in full force and effect as to that part of the Land remaining, without any reduction, abatement or effect upon any rental.

                  (b) If the temporary use (i.e., less than ninety (90) consecutive days) of the whole or any part of the Land shall be taken at any time during the Term of this Lease for any public or quasi-public use, purpose, or benefit, Lessee shall give prompt notice thereof to Lessor and the Lease shall be suspended for the duration of such temporary taking but continue for the balance of its Term. In such case, rent shall abate on a pro rata basis (based on track miles) as to the segment for which use is suspended and for the duration of the temporary loss of use only if such loss results in the inability of the Lessee to serve the rail customers along the corridor. Lessee shall continue to pay all sums and charges attributable to all non-affected segments of the Land and, upon resumption of full use of the Land, Lessee shall resume full payment of rent under the provisions of this Lease. In the event that such temporary taking shall exceed such ninety (90) day period, then either Lessor or Lessee may elect to treat such taking in accordance with the provisions of
Section 29(a) hereof. The provisions of this Section 29(b) shall not apply to any temporary use of taking of the Land, or any portion thereof, involving or incident to any of Lessor's exceptions, reservations, rights or privileges contained herein.

                  (c) During the Term of this Lease, if: (i) any such proceeding is instituted, or (ii) the exercise of such power is threatened, and (iii) if such proceeding or threatened proceeding involves or affects any or all of Lessor's exceptions, reservations, rights or privileges contained herein, Lessor shall be entitled to any and all funds payable for the taking of or damage to such exception, reservation, right or privilege; and Lessor shall be entitled to prosecute and receive, as the case may be, any and all claims, causes of action and awards for damages arising out of or connected therewith, except that Lessee shall be entitled to prosecute and receive any and all claims, causes of action and awards for loss of operating revenue or business damages associated with the taking.

                  (d) Except as otherwise expressly provided in this Section 29, Lessor shall be entitled to any and all funds payable for the total or partial taking or temporary use of the Land, provided that nothing contained herein shall be construed to preclude Lessee from prosecuting any claim directly against the condemning authority for loss of its business or taking or damage to the Track.

                  (e) During the Term of this Lease, each party shall provide prompt notice to the other party of any and all proceedings for condemnation, expropriation or seizure, or any and all threats of the exercise of the powers to condemn, expropriate or seize all or any portion of the Land, by furnishing the other party a copy of any and all documents and written communications with respect thereto that may be received by the receiving party. Lessee shall make all reasonable efforts to cooperate with Lessor in the defense of such proceedings.

30.               GOVERNING LAW.

                  This Lease will be construed in accordance with the laws of Ohio, without regard to its conflict of law provisions.

31.               INSURANCE.

                  (a) Prior to the Commencement Date of this Lease, Lessee, at its sole cost and expense, shall procure, and thereafter shall maintain in full force and effect at all times during the Term of this Lease, insurance meeting the requirements of this Section 31.

                  (b) Lessee shall have RAILROAD COMPREHENSIVE LIABILITY INSURANCE with a Combined Single Limit of not less than Five Million Dollars ($5,000,000) per occurrence, subject to self-insured retention in an amount satisfactory to Lessor as indicated from time to time during the Term of this Lease. Such insurance shall: (a) specifically name Lessor as an "additional insured" thereon; (b) include a "severability of interests" provision; and (c) provide Contractual Liability Insurance specifically insuring liability assumed by Lessee under this Lease. This insurance shall not be deemed a limitation on Lessee's liability but shall be deemed to be additional security therefor.

                  (c) Lessee shall have PHYSICAL DAMAGE PROPERTY INSURANCE covering all risk of loss or damage to the Buildings referred to in Section 5. Such insurance shall be in amounts equal to the actual cash value of those Buildings. The policy shall name both Lessee and Lessor as loss payees as their interests may appear. The policy also shall waive subrogation against Lessor.

                  (d) Lessee shall furnish certificates of insurance evidencing of the above policies to Lessor's Risk Management Department, 500 Water Street, S/C J-907, Jacksonville, FL 32202. Upon request from Lessor, Lessee shall furnish copies of the insurance policies.

                  (e) Each policy shall provide for thirty (30) days' written notice to said Risk Management Department prior to termination or material change in the coverage provided.

        32. DEFAULT.

                  (a) The occurrence of one or more of the following shall constitute an Event of Default:

                     (i) a party fails to pay when due any rent or any other payment due under this Lease and such failure remains unremedied for more than ten (10) days after the non-defaulting party has requested the defaulting party to perform;

                     (ii) a party fails to perform any other term or condition of this Lease and such failure remains unremedied for more than sixty (60) days after the non-defaulting party has requested the defaulting party to perform. If a cure would reasonably take more than 60 days, the cure period shall be extended for a reasonable period of time to effect the cure, but only for so long as the cure is diligently pursued and in no event more than an additional 30 calendar days;

                  (b) Upon any Event of Default, the non-defaulting party may, at its option, with 10-days notice, terminate this Lease; proceed by arbitration or, where appropriate, court action, with at law or in equity (including an action for specific performance), to enforce performance by the defaulting party or to recover damages associated with such Event of Default; or exercise any other right or remedy available to the non-defaulting party at law or equity.

                  (c) Neither party shall be liable to the other for consequential, special or punitive damages arising from a dispute with respect to any of the provisions hereof.

                  (d) The defaulting party shall be liable for all costs and expenses, including but not limited to attorneys and consultants fees and disbursements, incurred by the non-defaulting party because of an event of default.

        33. ARBITRATION.

                  Any dispute arising between the parties hereto with respect to any of the provisions hereof which cannot be settled by the parties themselves within sixty (60) calendar days of either party giving the other notice of the dispute shall be settled under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration will be held in Washington DC. The decision of the arbitrator(s) shall be final and conclusive upon the parties hereto and shall be enforceable in a court of competent jurisdiction. Each party to the arbitration shall pay the compensation, costs, fees and expenses of its own witnesses, exhibits and counsel. The compensation, costs and expenses of the arbitrator(s), if any, shall be borne equally by the parties hereto, and the parties shall mutually agree to the selection of the arbitrator(s). In the event the parties cannot agree, the arbitrator(s) shall be selected in the manner prescribed by the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall not have the power to award consequential or punitive damages or to determine violations of criminal laws or antitrust laws.

        33. COUNTERPARTS.

                  This Lease may be executed in any number of counterparts, each of which may be deemed an original for any purpose.

        34. CONFIDENTIALITY.

                  (a) Each party hereto covenants that all information and documents concerning the other party known to, or received or reviewed by, the first party, its employees, agents or representatives, in connection with this

Lease and the transactions contemplated hereby shall be maintained in confidence and not disclosed or utilized (other than in connection with the transactions contemplated hereby) by the first party, its employees, agents or representatives, without the other party's prior written consent, unless (i) such information and documents were, are now, or become generally available to the public (but not as a result of a breach of any duty of confidentiality by which the first party, or any of its employees, agents and representatives, is bound), (ii) such information and documents were known to first party prior to their disclosure to the first party by the other party in connection with this Lease, as demonstrated by the first party's written records, (iii) such information and documents are disclosed by a third party, or (iv) such items are required to be disclosed pursuant to a judicial order or applicable law.

                  (b) In the event that either party hereto, or any of its employees, agents or representatives, becomes legally compelled to disclose any such information or documents, the disclosing party shall provide the other party with prompt notice before such disclosure so that the other party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Lease, or both. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Lease, the disclosing party shall furnish only that portion of the information or documents that it is advised by written opinion of counsel is legally required.

                  (c) It is agreed that money damages would not be a sufficient remedy for any breach of this Section 34 and that either party hereto shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 34 but shall be in addition to all other remedies available at law or in equity. Each party hereto further agrees and covenants that it shall not use any information or document that it obtains or has obtained in connection with this Lease in any judicial or administrative proceeding brought against the other party, except in a proceeding brought hereunder. With respect to any judicial or administrative proceeding brought by a third party challenging any provision of this Lease or relating to any action or inaction required by this Lease, the party against whom such proceeding is brought may use for purposes of defending such proceeding information or documents that it obtains or has obtained in connection with this Lease; provided, however, that the party against whom such proceeding is brought shall consult with and obtain the written consent of the other party prior to such use of information or documents.

        35. FORCE MAJEURE.

                  (a) The prompt and timely performance of all obligations and covenants under this Lease, including the obligation to make prompt and timely payment of each installment of Rent or any other payment of any nature, is and shall be of the essence of this Lease.

                  (b) A party shall be excused from prevention or delay in its performance of a duty or obligation under this Lease, other than payment of Rent, to the extent due to strikes, lockouts, casualties, acts of God, actual or threatened terrorist acts, war, court orders, work stoppages, nuclear incidents, riots, public disorder, criminal acts or acts or omissions of other parties or entities, or other such causes beyond the reasonable control of said party (each a "Force Majeure"). In the event of such Force Majeure, the time for performance shall be extended for the amount of time said party is so delayed; provided, however, that this Section 35(b) shall not be construed to affect the responsibilities of said party hereunder to perform such act or thing once such Force Majeure conditions have been removed.

        36. LIABILITY.

                  (a) Except as otherwise provided herein, Lessor shall not be liable for any loss, damage, or claim to or concerning the Land, any improvements or fixtures located thereon, the property of Lessee or any third party, or for personal injury or death of any person that may result from Lessee's operation, use or interest in the Land, or from operations within, use of, or an interest in the Land of third parties authorized or allowed by Lessee or arising from the exercise by Lessee of one or more of its rights under this Lease, or a breach of the Lease by Lessee, unless the same is due solely to Lessor's gross negligence or willful misconduct. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all such loss, damage or claims, including its reasonable attorneys' fees and costs.

                  (b) From and after expiration or earlier termination of this Lease and resumption of Lessor's or its successor's operation, use or interest in the Land, Lessee shall not be liable for any loss, damage, or claim to or concerning the Land, any improvements or fixtures located thereon, the property of Lessor or any third party, or for personal injury or death of any person that may result from Lessor's operation, use or interest in the Land, unless the same is due solely to Lessee's gross negligence or willful misconduct. Lessor shall defend, indemnify and hold harmless Lessee from and against any and all such loss, damage or claims, including its reasonable attorneys' fees and costs.

        37. SEVERABILITY

                  If any part of this Lease is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Lease and the remaining parts of this Lease shall be enforced as if such invalid, illegal or unenforceable part were not contained herein.

                  IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed in duplicate, each part being an original, as of the day and year first above written.
                                       CSX TRANSPORTATION, INC.
WITNESS:

/s/ HEIDI BASH                         By:  /s/ LES PASSA
-------------------------------             -------------------------------
Name:  HEIDI BASH                      Name:  LES PASSA
Title: DIRECTOR                        Title: VP - STRATEGIC PLANNING


                                       INDIANA & OHIO CENTRAL RAILROAD, INC.
WITNESS:

/s/ MATTHEW J. DEVINE                  By: /s/ SCOTT G. WILLIAMS
-------------------------------             -------------------------------
Name:  MATTHEW J. DEVINE               Name:  SCOTT G. WILLIAMS
Title: SENIOR VICE PRESIDENT           Title: VICE PRESIDENT

                                    EXHIBIT B
                                  BILL OF SALE

         THIS BILL OF SALE, made as of this October 13, 2004, by and between CSX TRANSPORTATION, INC., a Virginia corporation, whose mailing address is 500 Water Street, Jacksonville, Florida 32202, hereinafter called "Vendor," and the INDIANA & OHIO CENTRAL RAILROAD, INC., a Delaware corporation, whose mailing address is 497 Circle Freeway Drive, Suite 230, Cincinnati, Ohio 45246, hereinafter called "Vendee"; WITNESSETH:

                  THAT Vendor, for and in consideration of the sum of EIGHT MILLION FIVE HUNDRED SIXTY-FOUR THOUSAND AND 00/100 U. S. DOLLARS ($8,564,000.00), paid to Vendor by Vendee, the receipt whereof is hereby acknowledged, does hereby BARGAIN, SELL, TRANSFER and DELIVER unto Vendee all of Vendor's common carrier obligation associated with the Land and Track as hereinafter described, and all of Vendor's right, title and interest in and to tracks, rails, ties, ballast, other track materials, switches, crossings, bridges, culverts, crossing warning devices, loose inventory materials and any and all improvements or fixtures except the yard office building in Washington Court House, Ohio, and the maintenance-of-way buildings in Blanchester, East Norwood and Mt. Sterling, Ohio (the "Buildings") and certain improvements associated with the utility and other occupancies of the Land (hereinafter subject to the foregoing exception "the Track") affixed to the Land as that term is defined in the Lease and Purchase of Rail Improvements Agreement (the "Lease") entered into by the parties hereto contemporaneously with this Bill of Sale.

         TO HAVE AND TO HOLD the same unto Vendee, Vendee's successors and assigns, forever.

         Upon delivery of this Bill of Sale, and acceptance thereof, said Track shall be considered severed from the underlying real estate and it shall thereafter be personal property. This instrument conveys no rights, title or interest in any real estate of Vendor.

         Said Track, related facilities and appurtenances are sold "as is, where is," in place, in exactly the condition in which the same exist on the date of this instrument, and without warranty as to the merchantability or fitness thereof for any purpose, and without any other warranty by Vendor, expressed or implied, except that Vendor warrants: that Vendor is the lawful owner of said goods and chattels; that the goods and chattels are free from all liens and encumbrances; and that Vendor has good right to sell its interest in the same as aforesaid.

         Vendee shall be and agrees to be responsible for all taxes on this conveyance to the extent set forth in Section 21 of the Lease.

         IN WITNESS WHEREOF, Vendor has hereunto affixed its corporate name by the officer duly appointed and authorized to do so, the day and year first above written.

Signed, sealed and delivered              CSX TRANSPORTATION, INC.:
     in the presence of:


HEIDI BASH                                By: /s/ LES PASSA
-----------------------------             ------------------------------------
                                          Print Name: LES PASSA
                                          Print Title: VP - STRATEGIC PLANNING